Exhibit 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Enviva Management Company, LLC, a Delaware limited liability company (the “Company”), and Stephen F. Reeves (“Employee”).  Enviva Partners, LP, a Delaware limited partnership (“EVA”), enters this Agreement for the limited purpose of acknowledging and agreeing to the provisions of Section 3(b), and Enviva Holdings, LP, a Delaware limited partnership (“Holdings”), enters this Agreement for the limited purpose of acknowledging and agreeing to the provisions of Section 7.  The Company, EVA, Holdings, and Employee are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee’s employment with the Company ended due to Employee’s resignation effective as of June 4, 2018 (the “Separation Date”); and

WHEREAS, the Company and Employee wish to resolve any and all claims that Employee has or may have against the Company and the other Company Parties (as defined below), including any claims that Employee has or may have arising from or relating to Employee’s employment, or the end of Employee’s employment, with any Company Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties hereby agree as follows:

1.                                      Resignation from Employment.  The Parties acknowledge and agree that Employee’s employment with the Company ended due to Employee’s resignation effective as of the Separation Date and that, as of the Separation Date, Employee was no longer employed by any Company Party.  The Parties further acknowledge and agree that, as of the Separation Date, Employee resigned (a) as an officer of the Company and each of its affiliates (as applicable) and (b) from the board of managers, board of directors, or similar governing body of each of the Company’s affiliates (as applicable) and any other corporation, limited liability company, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Employee serves as the designee or other representative of the Company or any of its affiliates.

2.                                      Acknowledgment of Restrictive Covenants; Permitted Disclosures.

(a)                                 Employee acknowledges and agrees that, in connection with Employee’s employment with the Company, Employee has obtained Confidential Information (as defined in that certain First Amended and Restated Employment Agreement entered into as of May 29, 2015 by and between the Company and Employee (the “Employment Agreement”)) and that Employee has continuing obligations to the Company Parties pursuant to Sections 7, 8, 9, and 12 of the Employment Agreement (such Sections of the Employment Agreement, the “Restrictive Covenants”).  In entering into this Agreement, Employee acknowledges the validity, binding effect, and enforceability in all respects of the Restrictive Covenants, as well as Sections 10 and

11 of the Employment Agreement, and expressly reaffirms Employee’s commitment to abide by the terms of the Restrictive Covenants and all other terms of the Employment Agreement that survive the end of his employment with the Company.  Employee further agrees to refrain from making any public statements (or permitting any statements to be reported as being attributed to him) now or in the future that are defamatory about, or that injure the reputation of, the Company or any other Company Party.

(b)                                 Nothing in this Agreement or in the Employment Agreement shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law, (ii) responding to any inquiry or legal process directed to Employee individually from any such Governmental Authorities, (iii) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law, or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require Employee to obtain prior authorization from the Company or its affiliates before engaging in any conduct described in this Section 2(b), or to notify the Company or its affiliates that Employee has engaged in any such conduct.

3.                                      Severance Payments.  Provided that Employee executes this Agreement on the Separation Date or within 21 days thereafter such that Employee’s executed Agreement is received by the Company, care of William H. Schmidt, Jr., 7200 Wisconsin Ave., Suite 1000, Bethesda, MD 20814 or via email to william.schmidt@envivabiomass.com so that it is received by Mr. Schmidt no later than the close of business on June 24, 2018, does not revoke Employee’s acceptance of this Agreement pursuant to Section 8(c) below, and abides by the terms hereof (including those terms set forth in Section 2 above), then Employee shall receive the consideration set forth in the following Sections 3(a), 3(b), and 3(c):

(a)                                 The Company shall pay to Employee an amount equal to $992,500, less applicable taxes and withholding (the “Separation Payment”), which Separation Payment shall be paid in 30 substantially equal installments in accordance with the Company’s normal payroll practices, beginning on the Company’s first regularly scheduled pay date that is on or after the 60th day following the Separation Date; provided, however, that the first installment payment shall include all amounts that would otherwise have been paid to Employee during the period beginning on the Separation Date and ending on the first payment date (without interest) if no delay had been imposed.

(b)                                 EVA will cause a number of the outstanding equity-based awards granted to Employee pursuant to the Enviva Partners, LP Long-Term Incentive Plan (the “LTIP”) and held by Employee on the Separation Date to vest immediately and become nonforfeitable (and be settled through the issuance of EVA common units in accordance with the terms of the LTIP and the applicable award agreements) in the following amounts: (i) 15,915 of time-based phantom units granted to Employee on February 3, 2016; (ii) 15,287 of time-based phantom units granted to Employee on February 1, 2017; (iii) 13,857 of time-based phantom units granted to Employee on January 31, 2018; (iv) 15,915 of performance-based phantom units granted to Employee on February 3, 2016 based on target performance; (v) 15,287 of performance-based phantom units granted to Employee on February 1, 2017 based on target performance; and (vi) 13,857 of performance-based phantom units granted to Employee on January 31, 2018 based on target performance.

(c)                                  If Employee timely and properly elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), similar in the amounts and types of coverage provided by the Company to Employee prior to the Separation Date, then for a period of 15 months following the Separation Date or such earlier date as provided in this Section 3(c), the Company shall promptly reimburse Employee on a monthly basis for the entire amount Employee pays to effect and continue such coverage; provided, however, that Employee’s rights to such reimbursements under this Section 3(c) shall terminate at the time Employee becomes eligible to be covered under a group health plan sponsored by another employer (and Employee shall promptly notify the Company in the event that Employee becomes so eligible).  Notwithstanding anything in the preceding provisions of this Section 3(c) to the contrary, the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Employee’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage.

Employee acknowledges and agrees that the consideration described in this Section 3 represents the entirety of the amounts Employee is eligible to receive as severance pay and benefits from the Company or any other Company Party.

4.                                      Satisfaction of Severance Obligations; Receipt of Leaves, Bonuses, and Other Compensation.  Employee expressly acknowledges and agrees that Employee would not be entitled to the consideration set forth in Section 3 (or any portion thereof) but for Employee’s entry into this Agreement.  Employee further acknowledges and agrees that, with the exception of any base salary earned by Employee in the pay period that immediately preceded the Separation Date (if such base salary has not been paid as of the time that Employee executes this Agreement), Employee has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation, and other sums that Employee has been owed or ever could be owed by each Company Party (with the exception of any sums to which Employee may be entitled pursuant to this Agreement).  Employee further acknowledges and agrees that Employee has received or has waived all leaves (paid and unpaid) that Employee has been entitled to receive from each Company Party.  Except as otherwise provided in Section 3 and Section 7, this Agreement extinguishes all rights, if any, that Employee may have and ever could have, contractual or otherwise, relating to or arising out of Employee’s employment or the termination of Employee’s employment.

5.                                      Complete Release of Claims.

(a)                                 For good and valuable consideration, including the consideration set forth in Section 3 (and any portion thereof), Employee hereby forever releases and discharges the Company, EVA, Holdings, each of their respective affiliates, and each of their respective past, present, and future parents, subsidiaries, predecessors, successors, and assigns, along with each of the foregoing entities’ respective affiliates, owners, shareholders, partners, officers, directors, members, managers, employees, trustees, representatives, agents, attorneys, successors, administrators, fiduciaries, insurers, and benefit plans and the trustees and fiduciaries of such plans, in their personal and representative capacities (collectively, the “Company Parties”) from, and Employee hereby waives, any and all claims, demands, liabilities, and causes of action, whether statutory or at common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to any matter that actually or allegedly occurred, whether known or unknown, on or prior to the date that Employee executed this Agreement, including, (i) any alleged violation of:  (A) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the National Labor Relations Act, as amended; (I) the Occupational Safety and Health Act, as amended; (J) the Family and Medical Leave Act of 1993, as amended; (K) any local, state, or federal anti-discrimination or anti-retaliation law; and (L) any other local, state, or federal law, regulation, or ordinance (including the Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law, the Maryland Equal Pay Act, and Title 20 of the State Government Article of the Maryland Annotated Code, all as amended); (ii) any public policy, contract, tort, or common law claim; (iii) any allegation for costs, fees, or other expenses, including attorneys’ fees, related to any Released Claim; (iv) any and all claims Employee may have arising under or as the result of any alleged breach of any contract (including the Employment Agreement, any offer letter, other employment contract, or incentive or equity-based compensation plan or agreement (including the AICP)) with any Company Party; (v) any and all claims arising from, or relating to the LTIP or Employee’s status as a holder of the phantom units described therein; (vi) any and all claims arising from, or relating to, the LP Agreement (as defined below) or Employee’s status as a holder of the Holdings Units (as defined below) or any other interests in Holdings, EVA, or any other Company Party; and (vii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for any consideration received by Employee pursuant to Section 3, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)                                 Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  Further, in no event shall the Released Claims include (i) any claim that first arises after the date this Agreement is executed by Employee, including any claim to enforce Employee’s rights under this Agreement, or (ii) any claim to any vested benefits under ERISA, or (iii) any right to receive an award for information provided to any Governmental Authorities.

6.                                      Representations and Warranties Regarding Claims.  Employee hereby represents and warrants that, as of the date on which Employee signs this Agreement, Employee has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date on which Employee signs this Agreement.  Employee hereby further represents and warrants that Employee has not made any assignment, sale, delivery, transfer, or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

7.                                      Equity Interests in Holdings.  Immediately prior to the Separation Date, Employee held the following equity interests in Holdings:  (a) 200,000 Series C-2 Units, (b) 225,000 Series E-1 Units and (c) 90,546 Series D Units (collectively, the “Holdings Units”), in each case, subject to the terms and conditions set forth in that certain Amended and Restated Limited Partnership Agreement of Holdings dated November 9, 2012 (the “LP Agreement”) and those certain Restricted Unit Agreements dated August 30, 2012 and November 9, 2012 by and between Holdings and Employee (collectively, the “Holdings Award Agreements”).  Employee acknowledges and agrees that, pursuant to the Holdings Award Agreements, for a period of one year following the Separation Date (the “Repurchase Period”), Holdings shall have the right to repurchase, in accordance with the terms thereof and the LP Agreement, any or all of the Holdings Units.  In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has not assigned, transferred, alienated, encumbered, hypothecated, sold, delivered, mortgaged, pledged, or granted options or rights to purchase any of the Holdings Units and Employee will not do so prior to the end of the Repurchase Period.  Employee further represents that Employee is the sole owner of the Holdings Units and covenants that Employee shall be the sole owner of the Holdings Units at all times until the end of the Repurchase Period.  In accordance with Section 5.1(d) of the LP Agreement, Employee’s Remaining Commitment (as defined in the LP Agreement) terminated as of the Separation Date. Employee acknowledges and agrees that Employee does not hold any equity interests or other securities in any Company Party (or rights to acquire or derivative rights in respect of any such equity interests or other securities), other than the Holdings Units, Employee’s phantom units under the LTIP that will become vested in accordance with Section 3(b), and common units in EVA held by Employee, and Employee does not have any claim for profits or distributions or cash or other assets of any Company Party that does not arise out of the Holdings Units.

8.                                      Employee’s Acknowledgements.  Employee acknowledges that:

(a)                                 Employee has been advised, and hereby is advised in writing, to consult an attorney of Employee’s choosing before signing this Agreement;

(b)                                 No material changes have been made to this Agreement since it was first provided to Employee and Employee has been given sufficient time (and at least 21 days) to review this Agreement and consider whether to accept this Agreement before signing it;

(c)                                  Employee has seven days after signing this Agreement to revoke it.  This Agreement will not become effective or enforceable until the revocation period has expired.  Any notice of revocation of the Agreement is effective only if received by William H. Schmidt, Jr., 7200 Wisconsin Ave., Suite 1000, Bethesda, MD 20814 or via email to william.schmidt@envivabiomass.com in writing by 11:59 p.m., Eastern Standard Time, on or before the seventh day after Employee signs this Agreement.  Employee understands that if Employee revokes Employee’s acceptance of this Agreement pursuant to this Section 8(c), Sections 3 and 5 and all other terms of this Agreement will become null and void and the Company will not provide Employee with any of the payments described in Section 3; provided, however, that none of the provisions of Section 1, Section 4, or Employee’s continuing obligations referenced in Section 2 shall be affected by any such revocation;

(d)                                 Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Employee is already entitled;

(e)                                  Employee fully understands the final and binding effect of this Agreement, Employee is signing this Agreement knowingly, voluntarily, and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Agreement;

(f)                                   The only matters relied upon by Employee and causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g)                                  No Company Party has provided any tax or legal advice to Employee regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

9.                                      No Waiver.  No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.                               Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware, without reference to the principles of conflicts of law thereof.

11.                               Severability.  The Parties hereby agree that any term or provision of this Agreement (or portion thereof) that renders such term or provision (or portion thereof) or any other term or provision (or portion thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

12.                               Withholding of Taxes and Other Employee Deductions.  The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

13.                               Affiliate Definition.  As used in this Agreement, the term “affiliate,” as used with respect to a particular person or entity, shall mean any other person or entity that owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

14.                               Counterparts.  This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.                               Third-Party Beneficiaries.  Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.

16.                               Amendment; Entire Agreement.  This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Parties.  This Agreement (and: (i) with respect to the covenants referenced in Section 2, the Employment Agreement, and (ii) with respect to Section 3(b) and Section 7, the LP Agreement, Holdings Award Agreements, that certain Series D Unit Subscription Agreement by and between Employee, Holdings and the other parties thereto, and those certain Phantom Unit Award Agreements dated February 3, 2016, February 1, 2017, and January 31, 2018 by and between Enviva Partners GP, LLC and Employee) constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Employee and any Company Party with regard to the subject matter hereof.

17.                               Return of Property.  Employee represents and warrants that Employee has returned to the Company all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information, client materials, electronically stored information, and other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

18.                               Interpretation.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof.  Unless the context requires otherwise, all references herein to an agreement, instrument, or other document shall be deemed to refer to such agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein”, “hereof”, “hereunder”, and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.  The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

19.                               Continued Cooperation.  Employee will provide the Company and, as applicable, the other Company Parties, with assistance, when reasonably requested by the Company, with respect to transitioning matters related to Employee’s job responsibilities and otherwise providing information relating to the duties Employee’s performed for the Company and the other Company Parties.  In requesting and scheduling Employee’s assistance pursuant to this Section 19, the Company shall take into consideration Employee’s personal and professional obligations.

20.                               Further Assurances.  Employee shall, and shall cause Employee’s affiliates, representatives, and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

21.                               Section 409A.  This Agreement and the payments provided hereunder are intended be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent.  Each installment payment of the Separation Payment shall be deemed and treated as a separate payment for purposes of Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[The remainder of this page was left blank intentionally; the signature page follows.]

IN WITNESS WHEREOF, the Company, EVA and Holdings have each caused this Agreement to be executed by a duly authorized officer thereof and Employee has executed this Agreement, in each case, as of the dates set forth beneath their signature blocks below, effective for all purposes as provided above.

STEPHEN F. REEVES

/s/ Stephen F. Reeves

Date: June 4, 2018

ENVIVA MANAGEMENT COMPANY, LLC

By	/s/ William H. Schmidt, Jr.
William H. Schmidt, Jr.
Executive Vice President,
Corporate Development and General Counsel

Date: June 4, 2018

For the limited purpose of acknowledging and agreeing to Section 3(b):

ENVIVA PARTNERS, LP

By Enviva Partners GP, LLC,
as its sole general partner

By:	William H. Schmidt, Jr.
William H. Schmidt, Jr.
Executive Vice President,
Corporate Development and General Counsel

Date: June 4, 2018

SIGNATURE PAGE TO

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

For the limited purpose of acknowledging and agreeing to Section 7:

ENVIVA HOLDINGS, LP

By Enviva Holdings GP, LLC,
as its sole general partner

By:	/s/ William H. Schmidt, Jr.
William H. Schmidt, Jr.
Executive Vice President,
Corporate Development and General Counsel

Date: June 4, 2018